AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of July 28, 2014

by and among
RAIT CMBS CONDUIT I, LLC,

and

RAIT CRE CONDUIT III, LLC,

Collectively, as Seller,

and

CITIBANK, N.A.,

as Buyer
TABLE OF CONTENTS

Page

1.	APPLICABILITY

2.	DEFINITIONS

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

4.	MARGIN MAINTENANCE

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

6.	SECURITY INTEREST

7.	PAYMENT, TRANSFER AND CUSTODY

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

9.	[INTENTIONALLY OMITTED]

10.	REPRESENTATIONS

11.	NEGATIVE COVENANTS OF SELLER

12.	AFFIRMATIVE COVENANTS OF SELLER

13.	SINGLE-PURPOSE ENTITY

14.	EVENTS OF DEFAULT; REMEDIES

15.	SINGLE AGREEMENT

16.	RECORDING OF COMMUNICATIONS

17.	NOTICES AND OTHER COMMUNICATIONS

18.	ENTIRE AGREEMENT; SEVERABILITY

19.	NON-ASSIGNABILITY

20.	GOVERNING LAW

21.	NO WAIVERS, ETC.

22.	USE OF EMPLOYEE PLAN ASSETS

23.	INTENT

24.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

25.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

26.	NO RELIANCE

27.	INDEMNITY

28.	DUE DILIGENCE

29.	SERVICING

30.	MISCELLANEOUS

31.	TAXES

32.	CONFIDENTIALITY

33.	JOINT AND SEVERAL OBLIGATIONS

ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Eligible Loan Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI (A)	Representations and Warranties Regarding Each Individual Fixed Rate Purchased Loan
EXHIBIT VI (B)	Representations and Warranties Regarding Each Individual Floating Rate Purchased Loan
EXHIBIT VII	Collateral Tape
EXHIBIT VIII	Form of Transaction Request
EXHIBIT IX	Form of Irrevocable Direction Letter

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of July 28, 2014, by and among RAIT CMBS CONDUIT I, LLC, a Delaware limited liability company (“Original Seller”), RAIT CRE CONDUIT III, LLC, a Delaware limited liability company (“New Seller”; together with Original Seller, collectively, “Seller”), and CITIBANK, N.A., a national banking association (“Buyer”).

WHEREAS, Original Seller and Buyer entered into that certain Master Repurchase Agreement (the “Original Master Repurchase Agreement”), dated as of October 27, 2011, as amended by that certain First Amendment to Master Repurchase Agreement and Other Transaction Documents, dated as of June 30, 2013 (the “First Amendment”), among Original Seller, Buyer and Sponsor (as defined herein), that certain Second Amendment to Master Repurchase Agreement, dated as of October 11, 2013 (the “Second Amendment”), among Original Seller, Buyer and Sponsor, and that certain Third Amendment to Master Repurchase Agreement, dated as of October 11, 2013 (the “Third Amendment”; together with the Original Master Repurchase Agreement, the First Amendment and the Second Amendment, collectively, the “Existing Master Repurchase Agreement”), among Original Seller, Buyer and Sponsor.

WHEREAS, Original Seller, New Seller and Buyer desire to amend and restate the Existing Master Repurchase Agreement upon the terms and conditions hereinafter set forth, so as to join New Seller as an additional Seller, jointly and severally with Original Seller under this Agreement, and to make certain other amendments and modifications as more fully set forth herein.

NOW, THEREFORE, Original Seller, New Seller and Buyer hereby agree that the Existing Master Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

1. APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Purchased Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2. DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Acceptable Attorney” means Ledgewood; Alston & Bird LLP; Cadwalader, Wickersham & Taft LLP; McKenna Long & Aldridge LLP; Dechert LLP; Sills Cummis & Gross P.C. or any other attorney-at-law acceptable to Buyer in its commercially reasonable discretion.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Loan in the jurisdiction where the related Mortgaged Property is located.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Amended and Restated Master Repurchase Agreement, dated as of July 28, 2014, by and among RAIT CMBS Conduit I, LLC and RAIT CRE Conduit III, LLC, collectively, as Seller, and Citibank, N.A. as Buyer, as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to each Transaction:

(i) so long as no Event of Default shall have occurred and be continuing, (x) in the case of a Transaction involving a Fixed Rate Purchased Loan, two hundred fifty basis points (i.e., 2.50%), and (y) in the case of a Transaction involving a Floating Rate Purchased Loan, two hundred basis points (i.e., 2.00%),

(ii) after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, as applicable, plus 400 basis points (4.0%).

“Appraisal” shall mean a FIRREA compliant appraisal of the related Mortgaged Property from a third party appraiser (and containing therein reliance language for the benefit of Buyer) in form and substance reasonably satisfactory to Buyer.

“Assignment Documents in Blank” shall mean the (i) allonge in blank, (ii) omnibus assignment in blank, (iii) Assignment of Mortgage in blank, and (iv) assignment of Assignment of Leases in blank, for each Purchased Loan.

“Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases, subject to the terms, covenants and provisions of this Agreement.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance acceptable to the Buyer, wherein such Acceptable Attorney in possession of a Purchased Loan File (i) acknowledges receipt of such Purchased Loan File, (ii) confirms that such Acceptable Attorney is holding the same as bailee of the Buyer under such letter and (iii) agrees that such Acceptable Attorney shall deliver such Purchased Loan File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Loan.

“Blocked Account Agreement” shall mean (i) that certain Blocked Account Agreement, dated as of October 27, 2011, between Buyer, Original Seller and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time, and (ii) that certain Blocked Account Agreement, dated as of the date hereof, between Buyer, New Seller and the Depository, relating to the Cash Management Account, as the same may be amended, modified and/or restated from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Citibank, N.A., or any successor or assign.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller for the benefit of Buyer, established at the Depository.

“Change of Control” shall mean any of the following events shall have occurred without the prior approval of the Buyer:

(a) with respect to Original Seller:

(i) Sponsor shall no longer own 100% of the common shares of Taberna Realty Finance Trust or Taberna Realty Finance Trust shall no longer own, directly or indirectly, 100% of the ownership interest in Original Seller; provided, that Buyer shall not unreasonably withhold or delay its approval to any request from Sponsor to reduce either of the aforementioned 100% to a lower percentage (but not less than 51%);

(ii) Sponsor shall no longer Control Original Seller; or

(iii) any conveyance, transfer or disposal of all or substantially all assets of Original Seller to any Person (other than Buyer or in connection with a securitization transaction) that does not result in the repurchase by Seller of all Purchased Loans;

(b) with respect to New Seller:

(i) Sponsor shall no longer own 100% of the Capital Stock of RAIT General, Inc. (i.e. the sole general partner of RAIT Partnership, L.P.) and RAIT Limited, Inc. (i.e. the sole limited partner of RAIT Partnership, L.P.), RAIT General, Inc. and RAIT Limited Inc. shall cease to be the sole general partner and the sole limited partner of RAIT Partnership, L.P., respectively, or RAIT Partnership, L.P. shall no longer own 100% of the membership interest in New Seller;

(ii) Sponsor shall no longer Control New Seller; or

(iii) any conveyance, transfer or disposal of all or substantially all assets of New Seller to any Person (other than Buyer or in connection with a securitization transaction) that does not result in the repurchase by Seller of all Purchased Loans; or

(c) any merger, reorganization or consolidation of the Sponsor where the successor entity is not the Sponsor as of the date of this Agreement.

“Code” shall mean The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collateral Tape” shall mean, with respect to each Eligible Loan, the tape containing the fields of information set forth in Exhibit VII attached hereto.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of October 27, 2011, by and among Custodian, Original Seller and Buyer, as amended by that certain Amendment No. 1 to Custodial Agreement, dated as of July 28, 2014, among Custodian, Original Seller, New Seller and Buyer, as the same may be further amended, modified and/or restated from time to time.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Loan Schedule and the Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 hereof, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the second Business Day preceding each Remittance Date.

“Debt Yield (Purchased Loan)” shall mean, with respect to each Purchased Loan, as of any date of determination, the debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the underwritten net cash flow of the related Mortgaged Property, as determined by Buyer in its sole discretion, by (b) the outstanding Purchase Price of such Purchased Loan on such date of determination.

“Debt Yield (Underlying Mortgage Loan)” shall mean, with respect to each Purchased Loan, as of any date of determination, the debt yield equal to the percentage equivalent of the quotient obtained by dividing (a) the underwritten net operating income of the related Mortgaged Property, as determined by Buyer in its sole discretion, by (b) the outstanding principal balance of such Purchased Loan on such date of determination.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defeasance” shall have the meaning specified in Exhibit VI(A).

“Depository” shall mean Wells Fargo Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal reasonably acceptable to Buyer.

“Due Diligence Package” shall mean (i) the Collateral Tape, (ii) the items on the Eligible Loan Due Diligence Checklist, in each case to the extent applicable and (iii) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Early Repurchase Fee” shall have the meaning given thereto in the Fee Agreement.

“Eligible Loan” shall mean, as applicable, either a Fixed Rate Eligible Loan or a Floating Rate Eligible Loan.

“Eligible Loan Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“ESA” shall have the meaning specified in Exhibit VI(A).

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to payment to Buyer or required to be withheld or deducted from such payment, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Transactions pursuant to a law in effect on the date on which such party (i) acquires such interest in the Transactions or (ii) changes its principal office or the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 31, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 31 of this Agreement, (d) Taxes attributable to Buyer’s failure to comply with its obligations under Section 23(i) of this Agreement, (e) any withholding Taxes imposed under FATCA, (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code, and (g) any interest, additions to tax or penalties in respect of the foregoing.

“Facility Amount” shall mean $200,000,000; provided, however, that the aggregate outstanding Purchase Price at any time for all Transactions involving Floating Rate Purchased Loans shall not exceed $100,000,000.

“Facility Expiration Date” shall mean July 28, 2016.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and, for the avoidance of doubt, any agreements entered into pursuant to any of the foregoing.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three federal funds brokers of recognized standing selected by it.

“Fee Agreement” shall mean that certain letter agreement, dated as of July 28, 2014, between the Seller and the Buyer.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“FIRREA” shall mean the Financial Institutions, Reform, Recovery and Enforcement Act of 1989.

“Fixed Rate Eligible Loan” shall mean a performing Whole Loan or Senior Interest in a Whole Loan which (x) bears interest at a fixed interest rate, (y) is secured by a first lien on one or more stabilized commercial property(ies) which meet current standards for inclusion in commercial mortgage-backed securities transactions and (z) is acceptable to Buyer in its sole discretion.

“Fixed Rate Purchased Loan” shall mean, with respect to any individual Transaction, the Fixed Rate Eligible Loan sold by Seller to Buyer in such Transaction and “Fixed Rate Purchased Loans” shall mean, with respect to the Transactions involving Fixed Rate Eligible Loans in general, all Fixed Rate Eligible Loans sold by Seller to Buyer.

“Floating Rate Eligible Loan” shall mean a performing Whole Loan or Senior Interest in a Whole Loan which (w) bears interest at a floating interest rate, (x) is secured by a first lien on one or more commercial property(ies), (y) is acceptable to Buyer in its sole discretion and (z) satisfies the following criteria:

(i)	has a Debt Yield (Underlying Mortgage Loan), as determined by Buyer in its sole discretion, of not less than 6.00%;

(ii)	has an LTV, as determined by Buyer in its sole discretion, of not greater than 75.00%; provided, however, that as of the Purchase Date for any individual Transaction, up to $10,000,000 of the aggregate outstanding Purchase Price may have an LTV of greater than 75.00% but not greater than 80.00%; and

(iii)	has a maximum term, including the exercise of any extensions options, of not greater than five (5) years.

“Floating Rate Purchased Loan” shall mean, with respect to any individual Transaction, the Floating Rate Eligible Loan sold by Seller to Buyer in such Transaction and “Floating Rate Purchased Loans” shall mean, with respect to the Transactions involving Floating Rate Purchased Loans in general, all Floating Rate Eligible Loans sold by Seller to Buyer.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” shall have the meaning specified in Exhibit VI(A).

“Guaranty” shall mean the Amended and Restated Guaranty, dated as of the date hereof, made by Sponsor for the benefit of Buyer, as the same may be amended, modified and/or restated from time to time, of amounts due under this Agreement to Buyer, plus any actual, out-of-pocket costs reasonably incurred in connection with the enforcement, and pursuant to the terms, of such Amended and Restated Guaranty.

“Hedging Transactions” shall mean, with respect to any or all of the Fixed Rate Purchased Loans, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller with Buyer or an Affiliate of Buyer or one or more other counterparties reasonably acceptable to the Buyer.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Loan to a Person other than Buyer.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) Other Taxes.

“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such Person or any of its Affiliates.

“Insurance Rating Requirements” shall have the meaning specified in Exhibit VI(A).

“Irrevocable Direction Letter” shall have the meaning specified in Section 5(b).

“Junior Interest” shall have the meaning specified in Exhibit VI(A).

“ISDA Master Agreement” shall mean the ISDA 2002 Master Agreement (including respective schedules, annexes and confirmations), dated as of August 10, 2011, by and between Seller and Buyer, as such agreement may be modified or supplemented from time to time.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error (it being understood and agreed that should the Buyer disclose to Seller any information regarding any reference bank or any rate provided by such reference bank in accordance with this definition, including, without limitation, whether a reference bank has provided a rate or the rate provided by any individual reference bank, Seller agrees to maintain the confidentiality of such information pursuant to Section 32 of this Agreement).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR

1 – Reserve Requirement

“Lien” shall mean any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“LTV” shall mean, with respect to any Floating Rate Purchased Loan, the ratio, expressed as a percentage, the numerator of which shall equal the outstanding principal balance of the Purchased Loan and the denominator of which shall equal the “as is” value of the related Mortgaged Property securing such Purchased Loan as set forth in an Appraisal acceptable to Buyer in its sole discretion.

“MAI” shall have the meaning specified in Exhibit VI(A).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations (or prospects) of Seller and Sponsor, taken as a whole, (b) the ability of Seller or Sponsor to pay and perform its obligations under any of the Transaction Documents, (c) the legality, validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the perfection or priority of any Lien granted under any Purchased Loan Document.

“Margin Amount” shall mean, with respect to any Transaction as of any date of determination, an amount equal to the product of the Margin Percentage and the outstanding Purchase Price of the Purchased Loan for such Transaction as of such date.

“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.

“Margin Excess” shall have the meaning specified in Section 4(c) hereof.

“Margin Percentage” shall mean (x) with respect to any Fixed Rate Purchased Loan, 133.33%, and (y) with respect to any Floating Rate Purchased Loan, 166.67%; provided, that if the Purchase Percentage with respect to any Floating Rate Purchased Loan is less than 60.00%, then the “Margin Percentage” with respect to such Floating Rate Purchased Loan shall equal the product of (x) the quotient to two places of 100 divided by the Purchase Percentage expressed as a decimal (i.e. 55% would be 55) multiplied by (y) 100%.

“Market Value” shall mean with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer on each Business Day in its sole good faith discretion. With respect to any Fixed Rate Purchased Loan, Market Value may be adjusted by Buyer due to either (i) price, yield or spread movements related to comparable loans or (ii) credit events with respect to such Fixed Rate Purchased Loan, the related underlying Mortgagor or Mortgaged Property or the relevant property market related to such Fixed Rate Purchased Loan. Market Value with respect to any Floating Rate Purchased Loan may be adjusted by Buyer solely due to credit events with respect to such Floating Rate Purchased Loan, the related underlying Mortgagor or Mortgaged Property or the relevant property market related to such Floating Rate Purchased Loan. In addition, the Market Value for any Purchased Loan may be deemed by Buyer to be zero in the event any of the following occurs with respect to such Purchased Loan: (a) a material breach of a representation or warranty set forth on Exhibit VI(A) or Exhibit VI(B); (b) a monetary or material non-monetary default by the underlying Mortgagor (subject to all respective grace and cure periods in the Purchased Loan Documents); or (c) the Repurchase Date with respect to such Purchased Loan occurs without repurchase of such Purchased Loan. The value (positive or negative) of any Hedging Transactions assigned to Buyer or to which Seller and Buyer are parties in connection with each Fixed Rate Purchased Loan shall be included in the determination of Market Value.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage in connection with a Purchased Loan.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate during the preceding five plan years and which is covered by Title IV of ERISA.

“OFAC List” shall mean the Specially Designated Nationals list maintained by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC).

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising solely as a result of Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Transaction Document, or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under any Transaction Document; provided, however, that Other Taxes shall not include (i) Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents or (ii) any Excluded Taxes.

“Permitted Encumbrances” shall have the meaning specified in Exhibit VI(A).

“Permitted Purchased Loan Modification” shall mean any modification or amendment of a Purchased Loan which is not a Significant Purchased Loan Modification.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received by the Depository in respect thereof.

“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§ 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Purchase Date” shall mean any date on which a Purchased Loan is to be transferred by Seller to Buyer.

“Purchase Percentage” shall mean (x) with respect to any individual Fixed Rate Purchased Loan, 75.00%, and (y) with respect to any individual Floating Rate Purchased Loan, 60.00%; provided, however, that with respect to any individual Transaction for a Floating Rate Purchased Loan, Buyer shall have the right to reduce the Purchase Percentage applicable to such Transaction to the extent necessary to cause (a) the Purchase Percentage for all Floating Rate Purchased Loans (on a weighted average basis based upon the outstanding Purchase Price for all Floating Rate Purchased Loans determined as of the applicable Purchase Date) to not be greater than 55.00% and (b) the Debt Yield (Purchased Loans) for all Floating Rate Purchased Loans (on a weighted average basis based upon the outstanding Purchase Price for all Floating Rate Purchased Loans determined as of the applicable Purchase Date) to not be less than 11.00%.

“Purchase Price” shall mean, with respect to any Purchased Loan, (x) as of any Purchase Date for any Purchased Loan an amount (expressed in dollars) equal to the product obtained by multiplying (i) the lesser of (x) the Market Value of such Purchased Loan and (y) the par amount of such Purchased Loan by (ii) the Purchase Percentage and (y) thereafter, such amount referred to in clause (x) reduced by (a) any amount applied to reduce the Purchase Price pursuant to Section 4(a) or 5 of this Agreement and increased by (b) any amount transferred by Buyer to Seller pursuant to Section 4(c) of this Agreement.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(e), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery, which may but is not required to, contain information substantially similar to the Collateral Tape.

“Purchased Loans” shall mean the Fixed Rate Purchased Loans and the Floating Rate Purchased Loans, collectively.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean, with respect to each Purchased Loan, the earlier of:

(x) the Facility Expiration Date, or

(y)	the thirtieth (30th) day of the month (or if such day is not a Business Day, the immediately succeeding Business Day) in the month following the month in which the Purchase Date occurs; provided, that notwithstanding the foregoing, so long as an Event of Default has not occurred and is not continuing as of such date, the Repurchase Date initially determined pursuant to this clause (y) shall be automatically extended (i) with respect to each Fixed Rate Purchased Loan, for one calendar month to the thirtieth (30th) day of the immediately following month (or if such day is not a Business Day, the immediately succeeding Business Day) up to five times (i.e. a total of six consecutive months in total) and (ii) with respect to each Floating Rate Purchased Loan, on a regular monthly basis and without limitation on the number of times, for one calendar month to the thirtieth (30th) day of the immediately following month (or if such day is not a Business Day, the immediately succeeding Business Day), unless the “maturity date” (as such term is defined and used in the related underlying Purchased Loan Documents) of such Floating Rate Purchased Loan occurs (as extended in accordance with the underlying Purchased Loan Documents, and irrespective of whether such date occurs due to acceleration or otherwise), in which event the Repurchase Date shall be deemed to occur immediately.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the outstanding Purchase Price of such Purchased Loan, (b) the accrued but unpaid Price Differential thereon with respect to such Purchased Loan as of such date, (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Transaction Document with respect to such Purchased Loan (including, but not limited to, accrued and unpaid fees, expenses and indemnity amounts), and (d) with respect to any Fixed Rate Purchased Loan, all amounts, if any, payable in the event any Hedging Transaction related to such Fixed Rate Purchased Loan is being terminated.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by the Buyer. Notwithstanding anything herein to the contrary, Buyer shall not implement Reserve Requirements for purposes of determining the LIBO Rate unless Buyer shall be making the same determination generally on all of its similarly situated customers.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“SEC” shall have the meaning specified in Exhibit VI(A).

“Seller” shall mean, individually and collectively, as the context may require, RAIT CMBS Conduit I, LLC, a Delaware limited liability company, with respect to Fixed Rate Purchased Loans, and RAIT CRE Conduit III, LLC, a Delaware limited liability company, with respect to Floating Rate Purchased Loans.

“Senior Interest” shall mean an “A note” in an “A/B structure” in a commercial real estate loan.

“Servicing Agreement” shall have the meaning specified in Section 29(b).

“Servicing Rights” shall mean Seller’s right, title and interest in and to any and all of the following: (a) any and all rights to service the related Purchased Loan; (b) any payments to or monies received by such Seller or any other Person for servicing such Purchased Loan; (c) any late fees, penalties or similar payments with respect to such Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or any other Person thereunder; (e) escrow payments or other similar payments with respect to such Purchased Loan and any amounts actually collected by such Seller or any other Person with respect thereto; (f) the right, if any, to appoint a special servicer or liquidator of such Purchased Loan; and (g) all accounts and other rights to payment related to the servicing of such Purchased Loan.

“Servicing Records” shall have the meaning specified in Section 29(b).

“Significant Purchased Loan Modification” means any written modification or amendment of a Purchased Loan which

(i) reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount was not taken into account by Buyer in determining the related Purchase Price,

(ii) increases the principal amount of a Purchased Loan other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances,

(iii) modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Loan in question,

(iv) changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan,

(v) subordinates the lien priority of the Purchased Loan in question or the payment priority of the Purchased Loan in question other than subordinations required under the then existing terms and conditions of the Purchased Loan in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of the Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question),

(vi) releases any collateral for the Purchased Loan in question other than releases required under the then existing Purchased Loan documents or releases in connection with eminent domain or under threat of eminent domain,

(vii) waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan documentation, or

(viii) waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan in question other than waivers required to be given under the then existing Purchased Loan documents, or

(ix) waives, amends or modifies the underlying insurance requirements of the Purchased Loan.

“Single-Purpose Entity” shall have the meaning specified in Exhibit VI(A).

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) such Person is able to pay all liabilities of such Person as such liabilities mature, and (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Purchased Loans, does not engage in any business unrelated to the Purchased Loans and the financing thereof, does not have any assets other than the Purchased Loans and the financing thereof, or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, and holds itself out as being a Person, separate and apart from any other Person.

“Sponsor” shall mean RAIT Financial Trust, a Maryland real estate investment trust.

“Standard Qualifications” shall have the meaning specified in Exhibit VI(A).

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to the Buyer in its commercially reasonable discretion and the company issuing the Title Policy for such Mortgaged Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terrorism Cap Amount” shall have the meaning specified in Exhibit VI(A).

“Title Policy” shall have the meaning specified in Exhibit VI(A).

“Transaction” shall have the meaning set forth in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, the Custodial Agreement, the Blocked Account Agreement, the ISDA Master Agreement and all Confirmations executed pursuant to this Agreement in connection with specific Transactions, any other documents or instruments relating to any such documents executed by Seller or Sponsor, and any written modifications, extensions, renewals, restatements, or replacements of any of the foregoing.

“Transaction Request” shall mean a request to enter into a Transaction, in the form of Exhibit VIII attached hereto.

“TRIA” shall have the meaning specified in Exhibit VI(A).

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Loan Files which are the property of and held by Custodian for the benefit of the Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Whole Loans” shall mean a whole mortgage loan (i.e. not a participation interest).

“Zoning Regulations” shall have the meaning specified in Exhibit VI(A).

3. INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate outstanding Purchase Price at any time for all Transactions shall not exceed the Facility Amount, (ii) Buyer shall not have any obligation to enter into Transactions with Seller after the occurrence and during the continuance of a Default or an Event of Default or during the thirty (30) day period immediately prior to the Facility Expiration Date, and (iii) this Agreement is not a commitment to enter into Transactions but rather sets forth the procedures to be used in connection with periodic requests to enter into Transactions and Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto, for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Loan that Seller proposes to be included as Collateral under this Agreement. Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request, in Buyer’s good faith business judgment, additional diligence materials and deliveries with respect to the applicable Eligible Loan, to the extent necessary for the Buyer’s underwriting of such Eligible Loan. Upon Buyer’s receipt of the Transaction Request and diligence materials, Buyer shall use commercially reasonable efforts to within ten (10) Business Days and following receipt of internal credit approval, either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Loan or (ii) deny Seller’s request for a Transaction. Buyer’s failure to respond to Seller within ten (10) Business Days, as applicable, shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing. Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer reasonably determines. Buyer shall be entitled to make a determination, in its sole discretion, that it shall or shall not purchase any or all of the Eligible Loans proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction which shall be on a date mutually agreed upon by Buyer and Seller following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller.

(b) Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”). Such Confirmation shall describe the Purchased Loans, shall identify Buyer and Seller, and shall set forth:

(i)	the Purchase Date,

(ii) (iii) (iv)	the Purchase Price for such Purchased Loan, the Repurchase Date, the Pricing Rate, and

(v)	any additional terms or conditions not inconsistent with this Agreement.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Reset Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Reset Date. For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)	no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)	the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date);

(C)	Buyer shall have received from Seller all corporate and governmental approvals, legal opinions and closing documentation as Buyer may reasonably request,

(D)	Seller shall have paid all of Buyer’s out-of-pocket costs and expenses pursuant to Section 30(d) of this Agreement; and

(E)	Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement, that the Assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Loans and (B) obtained internal credit approval for the inclusion of such Eligible Loan as a Purchased Loan in a Transaction.

(c) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made no less than three (3) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be sent by Seller no more than five (5) Business Days after such Confirmation is received by Seller.

(d) No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default). Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase the Purchased Loan subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)	Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date,

(ii)	on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of (A) the Repurchase Price for such Transaction, (B) the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date, (C) the Early Repurchase Fee, if any, then due and payable with respect to such Transaction pursuant to the Fee Agreement, and (D) and any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction against transfer to the Seller or its agent of such Purchased Loan,

(iii)	on such Early Repurchase Date, following the payment of the amounts set forth in subclause (ii) above, no Margin Deficit exists.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Loans to be repurchased on such Early Repurchase Date.

(e) On the Repurchase Date, termination of the applicable Transaction will be effected by transfer to Seller or its agent of the applicable Purchased Loan and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer to an account of Buyer of the Repurchase Price, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date and any other amounts payable under this Agreement with respect to such Transaction.

(f) On any Remittance Date before the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty.

(g) If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination (with respect to subparagraph (i) only) shall be conclusive and binding upon Seller) that, (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice (with written notice to follow the next Business Day) thereof to Seller as soon as practicable thereafter. If such notice is given, and provided Buyer shall be making the same determination generally on all of its similarly situated customers, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until (1) the LIBO Rate is ascertainable for subsequent pricing periods (as determined by Buyer in the exercise of its reasonable business judgment) or (2) the LIBO Rate adequately and fairly reflects the cost to Buyer of making or maintaining Transactions during such Pricing Rate Period, as applicable, shall be a per annum rate equal to the Federal Funds Rate plus 25 basis points (0.25%) plus the Applicable Spread (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i) Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer sustains or incurs as a consequence of (i) default by the Seller in terminating any Transaction after the Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase Date (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)	shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for (i) Indemnified Taxes (with Other Taxes applying for this purpose without the proviso in the definition thereof), (ii) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and (iii) Connection Income Taxes); or

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall promptly pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller in writing of the event by reason of which it has become so entitled. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(k) If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, and provided Buyer imposes such additional costs generally on all of its similarly situated customers, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

4. MARGIN MAINTENANCE

(a) If at any time, the aggregate Market Value of the Purchased Loans shall be less than the product of (x) 98.00% and (y) the sum of the Margin Amounts calculated individually with respect to each Purchased Loan (a “Margin Deficit”), then Buyer may by notice to Seller in writing (including therein a description of the Market Value calculation for each Purchased Loan) require Seller to cure such Margin Deficit by either (i) transferring to Buyer additional cash collateral in an amount equal to the sum of (a) the difference between the Margin Amount calculated individually with respect to each Purchased Loan and the Market Value of such Purchased Loan multiplied by (b) the applicable Purchase Percentage for such Purchased Loan (based upon the outstanding Purchase Price for such Purchased Loan as of the applicable date), (ii) reducing the outstanding Purchase Price of the Purchased Loans such that the aggregate Market Value of the Purchased Loans is equal to the sum of the Margin Amounts or (iii) doing an early repurchase on an Early Repurchase Date pursuant to Section 3(d) of this Agreement in order to cure such Margin Deficit. Any cash transferred to Buyer pursuant to clause (ii) of Section 4(a) of this Agreement with respect to any Purchased Loan shall be applied to reduce the Purchase Price for each Purchased Loan on a dollar-for-dollar basis for which there was a Margin Deficit.

(b) If any notice is given by Buyer under Section 4(a) of this Agreement on any Business Day, the Seller shall transfer cash or additional collateral as provided in Section 4(a) by no later than the close of business on the second Business Day following the Business Day on which such notice is given. The failure of Buyer, on any one or more occasions, to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c) If on any date no Margin Deficit or Default or Event of Default exists and the Market Value for any particular Purchased Loan exceeds the Margin Amount for such Purchased Loan as of such date, then Buyer, in response to Seller’s written request, to be delivered no more frequently than once each calendar month with respect to any Purchased Loan, shall transfer cash to Seller in an amount up to such excess multiplied by the Purchase Percentage (such amount, the “Margin Excess”); provided, that, Buyer shall not have any obligation to transfer cash to Seller with respect to any individual Purchased Loan in an amount greater than the amount of cash transferred by Seller to Buyer pursuant to Section 4(a) of this Agreement in reduction of the Purchase Price of such Purchased Loan.

(d) If any notice is given by Seller under Section 4(c) of this Agreement on any Business Day, the Buyer shall transfer cash as provided in Section 4(c) by no later than the close of business on the second Business Day following the Business Day on which such notice is given. The failure of Seller, on any one or more occasions, to exercise its rights under Section 4(c) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Seller to exercise its rights under Section 4(c) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

5. INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Cash Management Account shall be established at the Depository prior to or concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control over the Cash Management Account. All Income in respect of the Purchased Loans and any payments in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(d), 5(e), 5(f) and 14(b)(iii) of this Agreement.

(b) With respect to each Purchased Loan, Seller shall deliver to each Mortgagor, issuer of a participation or borrower under a Purchased Loan an irrevocable direction letter (the “Irrevocable Direction Letter”) in the form attached as Exhibit IX to this Agreement instructing the Mortgagor, issuer of a participation or borrower to pay all amounts payable under the related Purchased Loan to the Cash Management Account and shall provide to Buyer proof of such delivery. If a Mortgagor, issuer of a participation or borrower forwards any Income with respect to a Purchased Loan to Seller rather than directly to the Cash Management Account, Seller shall (i) deliver an additional Irrevocable Direction Letter to the applicable Mortgagor, issuer of a participation or borrower and make other commercially reasonable efforts to cause such Mortgagor, issuer of a participation or borrower to forward such amounts directly to the Cash Management Account and (ii) deposit in the Cash Management Account any such amounts within two (2) Business Days of Seller’s receipt thereof.

(c) On each Remittance Date, Seller shall pay to Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for the related Transaction to the extent not previously paid to Buyer.

(d) So long as no Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions (other than Principal Payments in full (whether scheduled or unscheduled) and net sale proceeds) and any deposits to reserve accounts made pursuant to the terms of the Purchased Loan Documents during each Collection Period shall be remitted by the Depository on the next Business Day to the account of Seller specified in the Confirmation.

(e) So long as no Event of Default shall have occurred and be continuing, all Principal Payments in full in respect of each Purchased Loan (whether scheduled or unscheduled) received by the Depository during each Collection Period shall be paid to Buyer on the next Remittance Date first in the amount necessary to reduce the Purchase Price of such Purchased Loan to zero and then to the extent necessary to cause the Purchase Price with respect to each other Purchased Loan to equal the product of the related Market Value and the applicable Purchase Percentage. Any Principal Payments not paid to Buyer pursuant to the preceding sentence on each Remittance Date shall be remitted to Seller.

(f) If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loans and the associated Hedging Transactions shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)	first, to the Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(ii)	second, to Buyer an amount equal to its out-of-pocket costs and expenses and any other amounts due and payable under this Agreement;

(iii)	third, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iv)	fourth, to make a payment to Buyer in reduction of the Repurchase Price of the Purchased Loans, such payment to be allocated amongst the Purchased Loans as determined by Buyer in its sole discretion, until the Repurchase Price for all of the Purchased Loans has been reduced to zero;

(v)	fifth, to pay, the amount, if any, payable by Seller in the event any Hedging Transaction related to such Purchased Loan is being terminated as of such date; and

(vi)	sixth, the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

6. SECURITY INTEREST

The Buyer and Seller intend that all Transactions hereunder be sales to the Buyer of the Purchased Loans and not loans from the Buyer to Seller secured by the Purchased Loans. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to the Buyer to secure the payment and performance of all other amounts or obligations owing to the Buyer pursuant to this Agreement, the ISDA Master Agreement and the related documents described herein, subject to the terms of this Agreement:

(a) the Purchased Loans, the Servicing Rights, Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b) the Hedging Transactions entered into pursuant to this Agreement;

(c) the Cash Management Account and all financial assets (including, without limitation, all security entitlements with respect to all financial assets) from time to time on deposit in the Cash Management Account;

(d) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(e) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

The Buyer’s security interest in the Collateral shall terminate only upon termination of the Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Loans to Seller. For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) while Buyer owns the Purchased Loans, Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

7. PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b) On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III; provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its commercially reasonable discretion may elect to permit the Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as the Seller causes an Acceptable Attorney to deliver to the Buyer and the Custodian an Attorney’s Bailee Letter on or prior to such Purchase Date. In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to the Purchase Date with respect to such Purchased Loan, the Seller shall deliver or cause to be delivered and released the following documents (collectively, the “Purchased Loan File”) pertaining to such Purchased Loan to the Custodian on or prior to the Purchase Date with respect to such Purchased Loan (or, pursuant to the proviso in the immediately preceding sentence, by not later than the third (3rd) Business Day after the related Purchase Date):

With respect to each Purchased Loan that is a Whole Loan, to the extent applicable:

(i)	The original Mortgage Note (or senior Mortgage Note in an “A/B” structure) bearing all intervening endorsements.

(ii)	An original or copy of any guarantee executed in connection with the Mortgage Note (if any).

(iii)	An original or copy of the Mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)	Originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)	An original of the Assignment Documents in Blank.

(vi)	Originals or copies of all intervening assignments of mortgage with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii)	An original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same (or irrevocable signed proforma policy).

(viii)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(ix)	An original or copy of the assignment of leases and rents, if any, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x)	Originals or copies of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recordation, or submission for recordation, from the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(xi)	A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing or submission for filing thereon, and UCC assignments prepared by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing.

(xii)	An environmental indemnity agreement (if any).

(xiii)	A disbursement letter from the Mortgagor to the original mortgagee (if any).

(xiv)	Mortgagor’s certificate or title affidavit (if any).

(xv)	A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(xvi)	A copy of the Mortgagor’s opinion of counsel (if any).

(xvii)	An assignment of permits, contracts and agreements (if any).

With respect to each Purchased Loan which is a Senior Interest in a Whole Loan:

(i)	the original or a copy of all of the documents described above with respect to a Purchased Loan which is a Whole Loan;

(ii)	the original senior Mortgage Note bearing all intervening endorsements, together with an original of the Assignment Documents in Blank, to the extent applicable; and

(iii)	an original or copy of any intercreditor agreement, co–lender agreement and/or servicing agreement executed in connection with the Purchased Loan.

From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record the Assignment of Mortgage, (ii) complete the endorsement of the Mortgage Note and (iii) after the occurrence and during the continuance of an Event of Default, take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Purchased Loan Files and the Servicing Records. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or direct that the Purchased Loan Files be deposited directly, with the Custodian. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee is at the will of the Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by the Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a repurchase of any Purchased Loan by Seller or as otherwise required by law.

(c) Unless an Event of Default shall have occurred and be continuing, Buyer shall exercise all voting and corporate rights with respect to the Purchased Loans in accordance with Seller’s written instructions; provided, however, that Buyer shall not be required to follow Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s good faith business judgment, be inconsistent with or result in any violation of any provision of the Transaction Documents or any Requirement of Law. Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to Seller’s instructions.

8. SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a) Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of the Seller or an Affiliate of the Seller.

9. [INTENTIONALLY OMITTED]

10. REPRESENTATIONS

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Loans by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)	Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)	Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)	Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents.

(iv)	Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, the Sponsor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against the Sponsor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or the Sponsor, or which may have a material adverse effect on the validity of the Transaction Documents or the Purchased Loans or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Neither Seller nor the Sponsor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)	No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)	Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement. In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans, the provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all rights, title and interest of the Seller in, to and under the Collateral and the Buyer shall have a valid, perfected first priority security interest in the Purchased Loans.

(vii)	No Default. No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)	Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Seller represents and warrants to the Buyer that each Purchased Loan sold hereunder and each pool of Purchased Loans sold in a Transaction hereunder, as of each Purchase Date for a Transaction conform to the applicable representations and warranties set forth in Exhibit VI(A) and Exhibit VI(B) attached hereto in all material respects, except as disclosed to the Buyer in writing. With respect to each Purchased Loan, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(ix)	Adequate Capitalization; No Fraudulent Transfer. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller is Solvent. Seller does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash anticipated to be received by it and the timing of the amounts of cash anticipated to be payable on or in respect of its debt. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)	Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)	Members. Original Seller does not have any members other than RAIT Funding, LLC and New Seller does not have any members other than RAIT Partnership, L.P.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)	No Encumbrances. Except to the extent expressly set forth in this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans, (ii) no agreements on the part of the Seller to issue, sell or distribute the Purchased Loans, and (iii) no obligations on the part of the Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Loans.

(xiv)	Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xv)	Taxes. Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvi)	ERISA. Neither Seller nor any ERISA Affiliate maintains any Plans and neither Seller nor any ERISA Affiliate makes any contributions to any Plans or any Multiemployer Plans.

(xvii)	Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller or the Sponsor unsatisfied of record or docketed in any court located in the United States of America. No Act of Insolvency has ever occurred with respect to Seller or the Sponsor.

(xviii)	Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xix)	Financial Information. All financial data concerning Seller that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. To the actual knowledge of Seller, all financial data concerning the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or in the operations of the Seller or, to the actual knowledge of Seller, the financial position of the Purchased Loans, which change is reasonably likely to have in a Material Adverse Effect on Seller.

(xx)	Notice Address; Jurisdiction of Organization. On the date of this Agreement, the Seller’s address for notices is located at c/o RAIT Financial Trust, 450 Park Avenue, New York, New York, 10022. Seller’s jurisdiction of organization is Delaware. The location where the Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxi)	Prohibited Person. None of the funds or other assets of Seller or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (b) no Prohibited Person has any interest of any nature whatsoever in Seller or Sponsor, as applicable, with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (c) none of the funds of Seller or Sponsor, as applicable, have been derived from any unlawful activity with the result that the investment in Seller or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (d) to the actual knowledge of Seller, none of Seller or Sponsor or any of their Affiliates has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person in violation of applicable laws; and (e) none of Seller or Sponsor is a Prohibited Person. The foregoing representation is made to Seller’s knowledge with respect to the members (and its direct and indirect owners) of Seller and Sponsor not controlled by Sponsor.

11. NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of the Buyer:

(a) take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(c) create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(d) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(e) modify or terminate any of the organizational documents of Seller (except Buyer shall not unreasonably withhold or delay any request for a consent to such modification to the organizational documents (excluding the special purpose entity provisions));

(f) consent or assent to any amendment or supplement to, or termination of any note, loan agreement, mortgage or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans (other than Permitted Purchased Loan Modifications), unless and until such Purchased Loans are repurchased by Seller in accordance with this Agreement;

(g) admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interest in Seller;

(h) after the occurrence and during the continuation of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

12. AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, which requests, so long as an Event of Default has not occurred and is not continuing, shall not be made more frequently than once every thirty (30) days.

(c) Seller (1) shall defend the right, title and interest of the Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e) With respect to each Purchased Loan, Seller shall enter into Hedging Transactions pursuant to a hedging strategy acceptable to Buyer in Buyer’s commercially reasonable discretion and pledge such Hedging Transactions to Buyer as Collateral (including, without limitation, to the extent such Hedging Transactions are entered into with a party other than Buyer, delivering a collateral assignment of such Hedging Transactions in form and substance acceptable to Buyer). Seller acknowledges Buyer will mark to market such Hedging Transactions from time to time in accordance with and subject to the terms of this Agreement.

(f) Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer (i) any written notice of the occurrence of an event of default received by Seller pursuant to the Purchased Loan Documents and (ii) any other information with respect to the Purchased Loans as may be reasonably requested by Buyer from time to time.

(g) Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h) At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Buyer, duly endorsed in a manner reasonably satisfactory to the Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i) Seller shall provide Buyer with the following financial and reporting information:

(i)	Within 60 days after the last day of each of the first three fiscal quarters in any fiscal year, Sponsor’s and Seller’s unaudited consolidated balance sheets as of the end of such quarter, in each case certified as being true and correct by an officer’s certificate;

(ii)	Within 120 days after the last day of its fiscal year, Sponsor’s audited and Seller’s unaudited (or, if generated by Seller, Seller’s audited) consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in the case of Sponsor, by an unqualified report of a nationally recognized independent certified public accounting firm, Grant Thornton LLP or any other accounting firm consented to by Buyer in its reasonable discretion;

(iii)	Within 30 days after the last day of each calendar month, any and all property level financial information with respect to the Purchased Loans that was received during the preceding calendar month and is in the possession of the Seller or an Affiliate, including, without limitation, rent rolls and income statements; and

(iv)	Within 30 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from the Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller and Sponsor are in compliance in all material respects with all of the terms and requirements of this Agreement, (y) Sponsor is in compliance with the financial covenants set forth in the Guaranty (including therein detailed calculations demonstrating such compliance) and (z) no Event of Default exists.

(j) Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l) Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided, in all material respects, in accordance with GAAP.

(m) Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(n) Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports (in each case, to the extent in Seller’s possession) as Buyer may reasonably request.

13. SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a) It is and intends to remain Solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b) It has complied and will comply with the provisions of its organizational documents.

(c) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP or as a matter of law).

(e) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate.

(f) It has not owned and will not own any property or any other assets other than Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g) It has not engaged and will not engage in any business other than the acquisition, origination, ownership, financing and disposition of Purchased Loans in accordance with the applicable provisions of the Transaction Documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i) It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $200,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Loans; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the date incurred.

(j) It has not made and will not make any loans or advances to any other Person, except as permitted under this Agreement, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person.

(k) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control or consolidation or merger with respect to Seller.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p) The Seller shall not take any of the following actions without the affirmative vote of the Independent Director: (i) permit its members to dissolve or liquidate the Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of the Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q) It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, financing and disposition of Purchased Loans.

(r) It has conducted and shall conduct its business consistent with the requirements of being a Special Purpose Entity.

(s) It shall not maintain any employees.

(t) It shall at all times maintain at least one Independent Director. For so long as the Repurchase Obligations are outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above (including when applicable without the affirmative vote of such Independent Director).

(u) It shall not pledge its assets to secure the obligations of any other Person.

14. EVENTS OF DEFAULT; REMEDIES

(a) After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. With respect to each Transaction, each of the following clauses (i) through (xv) shall be an Event of Default under this Agreement:

(i)	Seller fails to repurchase the Purchased Loans upon the applicable Repurchase Date;

(ii)	Seller fails to comply in all material respects with Section 4 hereof;

(iii)	an Act of Insolvency occurs with respect to Seller or Sponsor;

(iv)	Seller shall admit in writing to the Buyer its inability to, or its intention not to, perform any of its obligations hereunder;

(v)	either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Loans, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans;

(vi)	if an event occurs which would constitute (a) an Event of Default under the ISDA Master Agreement or (b) a Termination Event or an Additional Termination Event under the ISDA Master Agreement (and, in the case of this clause (b), Seller has failed to meet its obligation to pay the Early Termination Amount, if any, pursuant to the terms of Section 6 of such ISDA Master Agreement);

(vii)	failure of the Buyer to receive within one (1) Business Day after any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)	failure of the Seller to make any other payment owing to the Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or five (5) Business Days (in the case of any other such failure);

(ix)	any governmental, regulatory, or self-regulatory authority shall have removed, restricted, suspended or terminated the rights, privileges, or operations of Seller which has a material adverse effect on the financial condition or business operations of Seller;

(x)	a Change of Control shall have occurred;

(xi)	any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations and warranties set forth in Section 10(b)(viii) made by the Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided the Seller repurchases the related Purchased Loan on an Early Repurchase Date no later than five (5) Business Days after receiving notice of such incorrect or untrue representation and terminates the related Transaction; provided further Seller shall not have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made);

(xii)	the Sponsor shall fail to observe any of the financial covenants set forth in the Guaranty or shall have defaulted or failed to perform under the Guaranty in any material respect (after the expiration of any applicable grace, notice and/or cure periods);

(xiii)	a final non-appealable judgment by any competent court in the United States of America having jurisdiction over Seller for the payment of money in an amount greater than $100,000 (in the case of the Seller) or $2,500,000 (in the case of the Sponsor) shall have been rendered against Seller or the Sponsor, unless execution of such judgment is stayed by the posting of cash or a bond or other collateral acceptable to Buyer in the amount of the judgment;

(xiv)	Sponsor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $2,500,000, or (B) permits the acceleration of the maturity of obligations in excess of $2,500,000 by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Sponsor cures such default, failure to perform or breach, as the case may be, within the grace notice and/or cure period, if any, provided under the applicable agreement; or

(xv)	if Seller shall breach or fail to perform any of the terms, covenants or obligations of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within fifteen (15) days after written notice thereof to Seller from the applicable party or its successors or assigns, provided, that if such breach or failure is of a nature that it cannot be cured within said fifteen (15) day period and Seller commences and diligently continues curing such breach or failure within such fifteen (15) day period, then Seller shall have an additional fifteen (15) days (i.e. thirty (30) days in total) to cure such breach or failure (each of (i) through (xv), an “Event of Default”).

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)	At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)	to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Sections 4 or 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(b)(iii) of this Agreement); and

(C)	the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)	Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the market value of such Purchased Loans as determined by Buyer in its sole discretion against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied, (v) first, to the actual, out-of-pocket costs and expenses reasonably incurred by Buyer in connection with Seller’s default; (w) second, the amount, if any, payable by Seller in the event any Hedging Transactions related to such Purchased Loans are being terminated; (x) third, to the Repurchase Price; (y) fourth, to any other outstanding obligation of Seller to Buyer or its Affiliates pursuant to this Agreement; and (z) fifth, to pay the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

(iv)	The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)	Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all actual costs incurred in connection with the termination of Hedging Transactions, and (C) any other actual loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller.

(vi)	Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer pursuant to this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)	Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default (other than with respect to Buyer) and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)	Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)	Upon the designation of any Accelerated Repurchase Date, the Buyer may, without prior notice to the Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give written notice to the other party of any set off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15. SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16. RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, IF AND TO THE EXTENT CONSISTENT WITH APPLICABLE LAW AND THE RULES OF COURT AND EVIDENCE.

17. NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

18. ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19. NON-ASSIGNABILITY

(a) The rights and obligations of the Seller under the Transaction Documents and under any Transaction shall not be assigned by the Seller without the prior written consent of the Buyer.

(b) Buyer shall be entitled to assign its rights and obligations under the Transaction Documents and/or under any Transaction (subject to the terms of Section 8(a)) to any other Person or issue one or more participation interests with respect to any or all of the Transactions and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, however, with respect to participations, Seller shall not be obligated to deal directly with any party other than Buyer or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued.

(c) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20. GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

21. NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22. USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

23. INTENT

(a) The parties recognize and agree that: (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the term of the Transactions may render such definition inapplicable) and a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (ii) payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, and (iii) the grant of a security interest set forth in Sections 6 and 29(b) hereof and the Guaranty, each of which secures the rights of the Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code (except insofar as the term of the Transactions may render such definition inapplicable) and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code. It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to the Transaction so constituting a “repurchase agreement” or “securities contract”.

(b) The parties recognize and agree that each of Buyer and Seller, with respect to the other party in this Agreement, is a “repo participant” as that term is defined in Section 101(46) of the Bankruptcy Code (except insofar as the term of the Transactions may render such definition inapplicable).

(c) The parties recognize and agree that each party (for so long as each is either a “financial institution,” “financial participant,” repo participant, or “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement,” including (x) the rights set forth in Sections 3 and 14 and in Section 555, 559, and 561 of the Bankruptcy Code to liquidate the Purchased Loans and/or accelerate or terminate this Agreement, and (y) the right to offset or net out termination payments, payment amounts or other transfer obligations and otherwise exercise contractual rights as set forth in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), and 546 of the Bankruptcy Code.

(d) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement”, “securities contract” and/or “master netting agreement”, or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement” or “repo participant”, the term of the Transactions would render such definition inapplicable.

(e) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 or 29 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(f) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each of the Transactions hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Transactions would render such definition inapplicable).

(g) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Transactions hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(h) In light of the intent set forth above in this Section 23, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s good faith discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

(i) Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a loan from Buyer to Seller, and that Seller is and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Seller and Buyer (and its assignees and participants, if any) shall treat the Transactions as described in the preceding sentence for all U.S. Federal, state and local income and franchise tax purposes (including, without limitations, on any and all filings with any U.S. Federal, state or local taxing authority).

24. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of the Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of the Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26. NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27. INDEMNITY

The Seller hereby agrees to indemnify the Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income or similar taxes of the Buyer), fees, costs, expenses (including reasonable attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including reasonable attorneys’ fees), actual out-of-pocket loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s actual costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans (including, without limitation, those incurred pursuant to Section 28 hereof) and the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that, the obligation of Seller under this Agreement is a recourse obligation of Seller.

28. DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of Seller, any other servicer or subservicer of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering financial or accounting questions respecting the Purchased Loan Files and the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with the Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans. Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all actual costs and expenses reasonably incurred by Buyer in connection with Buyer’s activities pursuant to this Section 28.

29. SERVICING

(a) Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such applicable Purchased Loan. Notwithstanding the purchase and sale of the Purchased Loans and Servicing Rights hereby, Seller or, upon request of Seller, any third party servicer approved by Buyer shall be granted a revocable license to exercise the Servicing Rights with respect to the Purchased Loans for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate a Purchased Loan prior to the Repurchase Date pursuant to Section 8, Buyer’s assigns (which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default); provided, however, that the obligations of Seller or such third party to service the Purchased Loans shall cease, at Seller’s option, upon the payment by Seller to Buyer of the Repurchase Price therefor. Seller shall service or cause the servicer to service the Purchased Loans pursuant to this Agreement in accordance with Accepted Servicing Practices approved by Buyer in the exercise of its reasonable business judgment and maintained by other prudent mortgage lenders with respect to senior interests in mortgage loans similar to the Purchased Loans. Seller shall obtain the written consent of Buyer prior to appointing any third party servicer for a Purchased Loan, which consent shall not be unreasonably withheld or delayed so long as such servicer is rated not lower than “Average” by Standard & Poor’s Ratings Services in its ratings of primary servicers.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records which are in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate the Seller or any servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee.

(d) Seller shall not employ or permit a servicer to employ sub-servicers to service the Purchased Loans without the prior written approval of Buyer, which consent shall not be unreasonably withheld or delayed so long as such sub-servicer is rated not lower than “Average” by Standard & Poor’s Ratings Services in its ratings of primary servicers. If the Purchased Loans are serviced by a sub-servicer to Seller, Seller shall irrevocably assign all rights, title and interest in the Servicing Agreements in the Purchased Loans to Buyer.

(e) Seller shall cause any sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest, agreeing that it shall deposit all Income with respect to the applicable Purchased Loan(s) in the Cash Management Accounts and acknowledging that upon the occurrence and during the continuance of an Event of Default Buyer may terminate such sub-servicer without the requirement to pay any termination or similar fee.

(f) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

30. MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer promptly all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i) The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

31. TAXES

(a) Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 31) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Seller shall timely pay any Other Taxes of which it is aware to the relevant Governmental Authority in accordance with applicable law.

(c) Seller shall indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 31) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail calculation of the amount of such payment or liability (together with a certified copy of the return reporting such payment, if applicable, or other evidence of such payment reasonably satisfactory to the Seller) delivered to Seller by Buyer shall be conclusive absent manifest error.

(d) Buyer shall deliver to Seller such documentation as prescribed by applicable law or as reasonably requested by Seller as will enable Seller to determine whether or not payments hereunder or under any other Transaction Document to or for the benefit of Buyer (or any assignee or participant thereof) is subject to tax withholding, backup withholding or information reporting requirements. Without limiting the generality of the foregoing, if Buyer (or an assignee or participant thereof) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times prescribed by applicable law and otherwise as reasonably requested by Seller, such properly completed and executed documentation as prescribed by applicable law or as reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing:

(i)	On or prior to the date on which the Buyer becomes a Buyer under this Agreement and prior to the entry in the register of any assignment to a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) the Buyer shall deliver to the Seller two (2) executed originals of IRS Form W-9 (or successor forms) certifying that Buyer (and/or such assignee) is exempt from U.S. federal backup withholding tax.

(ii)	On or prior to entry in the register of an assignment to an assignee that is not a U.S. Person (and from time to time thereafter as required by applicable law or upon the reasonable request of Seller) the Buyer shall deliver to the Seller two (2) executed originals of IRS Forms W-8ECI, W-8BEN, W-8IMY (or any successor forms thereof, as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such person’s entitlement to exemption from, or reduction in the rate of, withholding Taxes.

(e) If a payment made to the Buyer (or any assignee or participant thereof) under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such person has complied with it’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(f) Buyer may not effect an assignment (and may not reflect such assignment in the register) to an assignee that is not a U.S. Person, unless such assignee delivers a valid U.S. branch withholding certificate on IRS Form W-8IMY (or any successor thereto) evidencing its agreement with the Buyer and the Seller to be treated as a U.S. Person for U.S. federal withholding purposes.

(g) Buyer (and each applicable assignee and participant) agrees that if any form or certification it previously delivered (on behalf of itself or any assignee or any participant thereof) expires or becomes obsolete or inaccurate in any respect, it shall update (in the case of an assignee or participant, by obtaining such updated form for such person) such form or certification or promptly notify Seller in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 31 (including by the payment of additional amounts pursuant to this Section 31), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 31 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 31(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 31(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 31(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 31(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 31 shall survive any assignment of rights by, or the replacement of, Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.]

32. CONFIDENTIALITY

Seller agrees to maintain the confidentiality of any information relating to a rate provided by a reference bank (as described in the definition of LIBOR), except (a) to its directors, officers, employees, advisors or affiliates on a confidential and need-to-know basis in connection herewith, (b) as consented to by the applicable reference bank or (c) as required by any Requirement of Law, or as requested or required by an Governmental Authority or regulatory authority or exchange (in which case Seller agrees to inform the applicable reference bank promptly thereof prior to such disclosure).

33. JOINT AND SEVERAL OBLIGATIONS

Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by any Requirement of Law for all Repurchase Obligations, (ii) the liability of each Seller with respect to the Repurchase Obligations (A) shall be absolute and unconditional to the extent set forth in this Agreement and the other Transaction Documents and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid, performed and/or satisfied, as applicable, in full, and (B) until such payment, performance and/or satisfaction, as applicable, has occurred, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller (it being understood and agreed that no notice or consent shall be imputed to either Seller where neither Seller received the same, and the provisions of this section shall in no event relieve any requirement contained in this Agreement or the other Transaction Documents to provide notice where such notice is required and neither Seller has received delivery of such notice or to obtain consent where such consent is required and neither Seller has provided such consent), (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment, performance, satisfaction, renewal or refinancing) of any of the Repurchase Obligations (other than a waiver, compromise, settlement, release or termination in full of the Repurchase Obligations), (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release by Buyer of any Purchased Loan (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any non-perfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Act of Insolvency affecting a Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (5) to the extent permitted by any Requirement of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 33, result in the release or discharge of a Seller from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against a Seller or any other Person for such Seller or Person to become liable, or against any of the Purchased Loans, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against a Seller, Buyer may, but shall be under no obligation to, make a similar demand on another Seller, and any failure by Buyer to make any such demand or to collect any payments from another Seller, or any release of another Seller shall not relieve such Seller in a respect of which a demand or collection is not made or a Seller not so released of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against such Seller, and (v) on disposition by Buyer of any property encumbered by any Purchased Loans, each Seller shall be and shall remain jointly and severally liable for any deficiency to the extent set forth in this Agreement and the other Transaction Documents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

CITIBANK, N.A.

By: /s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory

[Signatures Continue on Following Page]

SELLER:

RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company
By: RAIT Funding, LLC, a Delaware limited liability company, its sole Member
By: Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member
By: /s/ James J. Sebra

Name: James J. Sebra Title: Chief Financial Officer

RAIT CRE CONDUIT III, LLC,
a Delaware limited liability company
By:	RAIT Partnership, L.P., a Delaware limited partnership, its sole Member
By:	RAIT General, Inc., a Maryland corporation, its general partner
By:	/s/ Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: Chief Executive Officer
ANNEXES AND EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Eligible Loan Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI (A)	Representations and Warranties Regarding Each Individual Fixed Rate Purchased Loan
EXHIBIT VI (B)	Representations and Warranties Regarding Each Individual Floating Rate Purchased Loan
EXHIBIT VII	Collateral Tape
EXHIBIT VIII	Form of Transaction Request
EXHIBIT IX	Form of Irrevocable Direction Letter

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Richard Schlenger
Tel: (212) 816-7806
Fax: (212) 816-8307

and

Sidley Austin llp
787 Seventh Avenue
New York, New York 10019
Attention: Brian Krisberg, Esq.
Tel: (212) 839-8735
Fax: (212) 839-5599

Seller:

RAIT CMBS Conduit I, LLC
c/o RAIT Financial Trust
450 Park Avenue
New York, New York 10022
Attention: Scott Davidson
Tel: (212) 735-1490
Fax: (212) 735-1499

and

RAIT CRE Conduit III, LLC
c/o RAIT Financial Trust
450 Park Avenue
New York, New York 10022
Attention: Scott Davidson
Tel: (212) 735-1490
Fax: (212) 735-1499

With copies to:

RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: Jamie Reyle, Esq., Corporate Counsel
Tel: (215) 243-9019
Fax: (215) 405-2945

And, if the notice is being sent under Section 4(a), with a copy to:

RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: James Sebra, Chief Accounting Officer
Tel: (215) 243-9000
Fax: (215) 243-9097

EXHIBIT I

CONFIRMATION STATEMENT

Ladies and Gentlemen:

Citibank, N.A., is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Citibank, N.A. shall purchase from you the Purchased Loans identified in the Amended and Restated Master Repurchase Agreement, dated as of July 28, 2014 (the “Agreement”), between Citibank, N.A. (“Buyer”), RAIT CMBS Conduit I, LLC (“Original Seller”) and RAIT CRE Conduit III, LLC (“New Seller”, and together with Original Seller, collectively, “Seller”) as follows below and on the attached Schedule 1. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	, 2014
Purchased Loans:	As identified on attached Schedule 1
Aggregate Principal Amount of Purchased Loans:	As identified on attached Schedule 1
Repurchase Date:	, 2014, subject to extension as provided in the Agreement
Purchase Price:	$
Pricing Rate:	one month LIBOR plus [2.50] [2.00]%
Buyer’s Margin Percentage:	[133.33] [166.67] %
Governing Agreements:	As identified on attached Schedule 1
Seller’s Account Information:

Name and address for communications:	Buyer: Citibank, N.A. — 388 Greenwich Street New York, New York 10013 Attention: Richard Schlenger Tel: (212) 816-7806 Fax: (212) 816-8307
Seller: [RAIT CMBS Conduit I, LLC,

c/o RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: Jamie Reyle, Esq., Corporate Counsel
Tel: (215) 243-9019
Fax: (215) 405-2945]
[RAIT CRE Conduit III, LLC
c/o RAIT Financial Trust
450 Park Avenue
New York, New York 10022
Attention: Scott Davidson
Tel: (212) 735-1490
Fax: (212) 735-1499]

CITIBANK, N.A.

By:
Name:
Title:

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[RAIT CMBS CONDUIT I, LLC,

a Delaware limited liability company

By: RAIT Funding, LLC,

a Delaware limited liability company,
its sole Member

By: Taberna Realty Finance Trust,

a Maryland real estate investment trust,
its sole Member

By:
Name:
Title: ]

[RAIT CRE CONDUIT III, LLC,
a Delaware limited liability company

By: RAIT Partnership, L.P.,

a Delaware limited partnership,

its sole Member

By: RAIT General, Inc.,

a Maryland corporation,

its general partner

By:
Name:
Title: ]

Schedule 1 to Confirmation Statement

Purchased Loan:
Aggregate Principal Amount:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

EXHIBIT III

FORM OF CUSTODIAL DELIVERY

On this        of       , 20      , [RAIT CMBS Conduit I, LLC] [RAIT CRE Conduit III, LLC] as Seller under that certain Amended and Restated Master Repurchase Agreement, dated as of July 28, 2014 (the “Repurchase Agreement”) by and among Citibank, N.A. (“Buyer”) and RAIT CMBS Conduit I, LLC and RAIT CRE Conduit III, LLC, does hereby deliver to Wells Fargo Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of October 27, 2011, among Buyer, Custodian and RAIT CMBS Conduit I, LLC, as amended by that certain Amendment No. 1 to Custodial Agreement, dated as of July 28, 2014, among Custodian, RAIT CMBS Conduit I, LLC, RAIT CRE Conduit III, LLC and Buyer (the “Custodial Agreement”), the Purchased Loan Files with respect to the Purchased Loans to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Loans are listed on the Purchased Loan Schedule attached hereto and which Purchased Loans shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Loan Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Loan Files to ascertain delivery of the documents listed in Section 2.01 to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

IN WITNESS WHEREOF, the Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

[RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company
By: RAIT Funding, LLC, a Delaware limited liability company, its sole Member
By: Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member
By:
Name:

Title: ]
[RAIT CRE CONDUIT III, LLC,
a Delaware limited liability company
By: RAIT Partnership, L.P., a Delaware limited partnership, its sole Member
By: RAIT General, Inc., a Maryland corporation, its general partner
By:
Name:

Title: ]

EXHIBIT IV

ELIGIBLE LOAN DUE DILIGENCE CHECKLIST

General Information
Asset Summary Report
Site Inspection Report
Maps and Photos

Borrower/Sponsor Information
Credit Reports
Financial Statements & Tax Returns
Borrower Structure or Org Chart
Bankruptcy and Foreclosure History

Property Information
Historical Operating Statements
Rent Rolls
Budget
Insurance Review
Retail Sales Figures
Market Survey

Leasing Information
Stacking Plan
Major Leases
Tenant Estoppels
Standard Lease Forms
SNDA’s

Third Party Reports
Appraisals
Environmental Site Assessments
Engineering Reports
Seismic Reports

Other Information
Hotel Franchise Compliance Reports
Hotel Franchise Agreement
Hotel Franchise Comfort Letters
Ground Lease
Management Contract

Documentation
Purchase and Sale Agreement
Closing Statement

Legal BinderEXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that [RAIT CMBS Conduit I, LLC] [RAIT CRE Conduit III, LLC] (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) after the occurrence and during the continuance of an Event of Default, the enforcement of the Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Amended and Restated Master Repurchase Agreement dated as of July 28, 2014 (the “Repurchase Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OF FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this [      ] day of [      ], 2014.

[RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company
By: RAIT Funding, LLC, a Delaware limited liability company, its sole Member
By: Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member
By:
Name:

Title: ]
[RAIT CRE CONDUIT III, LLC,
a Delaware limited liability company
By: RAIT Partnership, L.P., a Delaware limited partnership, its sole Member
By: RAIT General, Inc., a Maryland corporation, its general partner
By:
Name:

Title: ]

EXHIBIT VI (A)

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL FIXED RATE PURCHASED LOAN

(1)
Whole Loan; Ownership of Purchased Loans.  Except with respect to a
Purchased Loan that is part of a Whole Loan, each Purchased Loan is a
Whole Loan and not a participation interest in a Purchased Loan.  Each
Purchased Loan that is part of a Whole Loan is a senior portion of a whole mortgage loan evidenced by a senior note.  At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Loan other than any servicing rights appointment or similar agreement and rights of the holder of a related “B note” in an “A/B” structure in a commercial real estate loan
(a “Junior Interest”).  Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan other than the rights of the holder of a related Junior Interest.

(2)
Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of
Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’
rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents
(including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the
“Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents.

(3)
Mortgage Provisions.  The Purchased Loan Documents for each Purchased
Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged
Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the
Standard Qualifications.

(4)
Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Loan File (a)
the material terms of such Mortgage, Mortgage Note, Purchased Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged
Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Purchased Loan.

(5)
Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the
Mortgagee constitutes a legal, valid and binding assignment to the
Mortgagee.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related
Mortgage is a legal, valid and enforceable first lien on the related
Mortgagor’s fee (or if identified in the Due Diligence Package, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Loan or allocated loan amount (subject only to Permitted
Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property
(subject to and excepting Permitted Encumbrances) as of origination was, and as of the Purchase Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted
Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)
Permitted Liens; Title Insurance.  Each Mortgaged Property securing a
Purchased Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Loan (or with respect to a Purchased
Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the
Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Purchased Loan is cross-collateralized and cross-defaulted with another Whole Loan (each a
“Crossed Mortgage Loan”), the lien of the Mortgage for such other Whole
Loan; and (g) if the related Purchased Loan is part of a Whole Loan, the rights of the holder of the related Junior Interest; provided that none of which items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the
Mortgaged Property or the security intended to be provided by such
Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the
Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such
Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Purchased Loan, has done, by act or omission, anything that would materially impair the coverage under such Title
Policy.

(7)
Junior Liens.  It being understood that B notes secured by the same
Mortgage as a Purchased Loan are not subordinate mortgages or junior liens, except for any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing).  Except as set forth in the Due Diligence
Package, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)
Assignment of Leases and Rents.  There exists as part of the related
Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard
Qualifications.  The related Mortgage or related Assignment of
Leases, subject to applicable law, provides that, upon an event of default under the Purchased Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)
UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the
Purchased Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such
Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard
Qualifications, each related Mortgage (or equivalent document)
creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)
Condition of Property.  Seller or the originator of the Purchased
Loan inspected or caused to be inspected each related Mortgaged
Property within six months of origination of the Purchased Loan and within thirteen months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Loan no more than thirteen months prior to the Purchase Date.  To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Loan.

(11)
Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)
Condemnation.  As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the
Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged
Property.

(13)
Actions Concerning Purchased Loan.  As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such
Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents or (f)
the current principal use of the Mortgaged Property.

(14)
Escrow Deposits.  All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Purchased Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Purchased Loan Documents are being conveyed by the Seller to Buyer or its servicer.

(15)
No Holdbacks.  The principal amount of the Purchased Loan stated in the Due Diligence Package has been fully disbursed as of the
Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the
Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)
Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and having a claims-paying or financial strength rating of at least
“A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from
Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s
Ratings Service (collectively, the “Insurance Rating
Requirements”), in an amount (subject to a customary deductible)
not less than the lesser of (1) the original principal balance of the Purchased Loan and (2) the full insurable value on a
replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the
Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged
Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as “a Special Flood Hazard Area”, the related Mortgagor  is required to maintain insurance  in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-”  by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the Mortgagee under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer.  Each related Purchased Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)
Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is
located on or adjacent to a public road and has direct legal access to such road, or has access  via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c)
constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged
Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the
Mortgaged Property is a part until the separate tax lots are created.

(18)
No Encroachments.  To Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy
(or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up”
commitment) obtained in connection with the origination of each
Purchased Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged
Property at the time of the origination of such Purchased Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)
No Contingent Interest or Equity Participation.  No Purchased Loan has a
shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller
(except that a loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related anticipated repayment date).

(20)
REMIC.  The Purchased Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A)
the issue price of the Purchased Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the
Purchased Loan and (B) either: (a) such Purchased Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i)
at the date the Purchased Loan was originated at least equal to 80% of the adjusted issue price of the Purchased Loan on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by
(A) the amount of any lien on the real property interest that is senior to the Purchased Loan and (B) a proportionate amount of any lien that is in parity with the Purchased Loan; or (b) substantially all of the proceeds of such Purchased Loan were used to acquire, improve or protect the real property which served as the only security for such Purchased
Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section
1.860G-2(a)(1)(ii)).  If the Purchased Loan was “significantly modified”
prior to the Purchase Date so as to result in a taxable exchange under
Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Loan or (y)
satisfies the provisions of either sub-clause (B)(a)(i) above
(substituting the date of the last such modification for the date the
Purchased Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Purchased Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section
1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)
Compliance with Usury Laws.  The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)
Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the
Mortgage Note in the jurisdiction in which each related Mortgaged
Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such
Purchased Loan by Buyer.

(23)
Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the
Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be
substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)
Local Law Compliance.  To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Purchased Loan as of the date of origination of such Purchased Loan (or related Whole Loan, as applicable) and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which
(i) constitute a legal non-conforming use or structure, (ii) are insured by the Title Policy or a law and ordinance insurance policy or (iii ) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property.  The terms of the Purchased Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)
Licenses and Permits.  Each Mortgagor covenants in the Purchased
Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the
Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The
Purchased Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged
Property is located.

(26)
Recourse Obligations.  The Purchased Loan Documents for each
Purchased Loan provide that such Purchased Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal
bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged
Property or equity interests in Mortgagor made in violation of the
Purchased Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i)
misappropriation of rents after the occurrence of an event of default under the Purchased Loan, (ii) misappropriation of (A)
insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof
(except to the extent applied in accordance with leases prior to a
Purchased Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)
Mortgage Releases.  The terms of the related Mortgage or related
Purchased Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except
(a) a partial release, accompanied by principal repayment, or partial
Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and
(ii) the outstanding principal balance of the Purchased Loan, (b) upon payment in full of such Purchased Loan, (c) upon a Defeasance defined in
(32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a
State or any political subdivision or authority thereof.  With respect to any partial release under the preceding clauses (a) or (d), either:

(x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Loan within the meaning of
Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or
servicer can, in accordance with the related Purchased Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for all
Purchased Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the
Purchased Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such
Purchased Loan.

With respect to any partial release under the preceding clause (e), for all Purchased Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Purchased Loan in an amount not less than the amount required by any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Loan and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Loan.

No Purchased Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the any applicable legal requirements relating to any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any interest in all or any portion of such Purchased Loan.

(28)
Financial Reporting and Rent Rolls.  Each Mortgage requires the
Mortgagor to provide the owner or holder of the Mortgage with quarterly
(other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the
Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the
Mortgaged Properties on a combined basis.

(29)
Acts of Terrorism Exclusion.  With respect to each Purchased Loan over
$20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance
Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the
Terrorism Risk Insurance Program Reauthorization Act of 2007
(collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Purchased Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the
date of origination of the Purchased Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for
Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms;
provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the
Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount  of terrorism insurance available with funds equal to the
Terrorism Cap Amount.  The “Terrorism Cap Amount”  is the specified percentage (which is at least equal to 200%)  of the amount of the insurance premium that is payable at such time  in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)
Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related
Purchased Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Loan Documents), (a) the related
Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii)
transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein, or
(vii) as set forth in the Due Diligence Package by reason of any mezzanine debt that existed at the origination of the related Purchased
Loan, or future permitted mezzanine debt as set forth in the Due
Diligence Package or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related
Mortgaged Property, other than (i) any Junior Interest of any Purchased
Loan or any subordinate debt that existed at origination and is permitted under the related Purchased Loan Documents, (ii) purchase money security interests (iii) any Purchased Loan that is
cross-collateralized and cross-defaulted with another Whole Loan, as set forth in the Due Diligence Package or (iv) Permitted Encumbrances.  The
Mortgage or other Purchased Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)
Single-Purpose Entity.  Each Purchased Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased
Loan is outstanding.  Both the Purchased Loan Documents and the organizational documents of the Mortgagor with respect to each
Purchased Loan with an unpaid principal balance as of the Purchase
Date in excess of $5 million provide that the Mortgagor is a
Single-Purpose Entity, and each Purchased Loan with an unpaid principal balance as of the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the
Mortgagor.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents
(or if the Purchased Loan has an unpaid principal balance as of the
Purchase Date equal to $5 million or less, its organizational documents or the related Purchased Loan Documents) provide
substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the
Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or commercial or multi-family properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its
interest in and operation of such Mortgaged Property or commercial or multi-family properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased
Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a
Mortgagor for a Whole Loan that is cross-collateralized and
cross-defaulted with the related Purchased Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)
Defeasance.  With respect to any Purchased Loan that, pursuant to the
Purchased Loan Documents, can be defeased (a “Defeasance”), (i) the
Purchased Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the
Purchased Loan Documents; (ii) the Purchased Loan cannot be defeased within two years after the date of origination of such Purchased Loan;
(iii) the Mortgagor is permitted to pledge only United States
“government securities” within the meaning of Treasury Regulations
Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) and if the Purchased Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (i) 110% of the allocated loan amount for the real property to be released and (ii) the outstanding principal balance of the Purchased Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above,
(v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Purchased Loan bears interest at a rate that remains fixed throughout the remaining term of such Purchased Loan, except in situations where default interest is imposed.

(34)
Ground Leases.   For purposes of this Exhibit VI(A), a “Ground Lease”
shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Loan where the Purchased Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)
The Ground Lease or a memorandum regarding such Ground
Lease has been duly recorded or submitted for recordation
in a form that is acceptable for recording in the
applicable jurisdiction.  The Ground Lease or an estoppel
or other agreement received from the ground lessor permits
the interest of the lessee to be encumbered by the related
Mortgage and does not restrict the use of the related
Mortgaged Property by such lessee, its successors or
assigns in a manner that would materially adversely affect
the security provided by the related Mortgage.  No material
change in the terms of the Ground Lease had occurred since
the origination of the Purchased Loan, except as reflected
in any written instruments which are included in the
related Purchased Loan File;

(b)
The lessor under such Ground Lease has agreed in a writing
included in the related Purchased Loan File (or in such
Ground Lease) that the Ground Lease may not be amended
or  modified, or canceled or terminated by agreement of
lessor and lessee, without the prior written consent of the
Mortgagee;

(c)
The Ground Lease has an original term (or an original term
plus one or more optional renewal terms, which, under all
circumstances, may be exercised, and will be enforceable,
by either Mortgagor or the Mortgagee) that extends not less
than 20 years beyond the stated maturity of the related
Purchased Loan, or 10 years past the stated maturity if
such Purchased Loan fully amortizes by the stated maturity
(or with respect to a Purchased Loan that accrues on an
actual 360 basis, substantially amortizes);

(d)
The Ground Lease either (i) is not subject to any liens or
encumbrances superior to, or of equal priority with, the
Mortgage, except for the related fee interest of the ground
lessor and the Permitted Encumbrances, or (ii)  is subject
to a subordination, non-disturbance and attornment
agreement to which the Mortgagee on the lessor’s fee
interest in the Mortgaged Property is subject;

(e)
The Ground Lease does not place commercially unreasonable
restrictions on the identity of the Mortgagee and the
Ground Lease is assignable to the holder of the Purchased
Loan and its successors and assigns without the consent of
the lessor thereunder (provided that proper notice is
delivered to the extent required in accordance with such
Ground Lease), and in the event it is so assigned, it is
further assignable by the holder of the Purchased Loan and
its successors and assigns without the consent of (but with
prior notice to) the lessor;

(f)
The Seller has not received any written notice of material
default under or notice of termination of such Ground
Lease.  To the Seller’s knowledge, there is no material
default under such Ground Lease and no condition that, but
for the passage of time or giving of notice, would result
in a material default under the terms of such Ground Lease
and to the Seller’s knowledge, such Ground Lease is in full
force and effect as of the Purchase Date;

(g)
The Ground Lease or ancillary agreement between the lessor
and the lessee requires the lessor to give to the Mortgagee
written notice of any default, and provides that no notice
of default or termination is effective against the
Mortgagee unless such notice is given to the Mortgagee;

(h)
The Mortgagee is permitted a reasonable opportunity
(including, where necessary, sufficient time to gain
possession of the interest of the lessee under the Ground
Lease through legal proceedings) to cure any default under
the Ground Lease which is curable after the Mortgagee’s
receipt of notice of any default before the lessor may
terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)
Under the terms of the Ground Lease, an estoppel or other
agreement received from the ground lessor and the related
Mortgage (taken together), any related insurance proceeds
or the portion of the condemnation award allocable to the
ground lessee’s interest (other than (i) de minimis amounts
for minor casualties or (ii) in respect of a total or
substantially total loss or taking as addressed in subpart
(k)) will be applied either to the repair or to restoration
of all or part of the related Mortgaged Property with (so
long as such proceeds are in excess of the threshold amount
specified in the related Purchased Loan Documents) the
Mortgagee or a trustee appointed by it having the right to
hold and disburse such proceeds as repair or restoration
progresses, or to the payment of the outstanding principal
balance of the Purchased Loan, together with any accrued
interest;

(k)
In the case of a total or substantially total taking or
loss, under the terms of the Ground Lease, an estoppel or
other agreement and the related Mortgage (taken together),
any related insurance proceeds, or portion of the
condemnation award allocable to ground lessee’s interest in
respect of a total or substantially total loss or taking of
the related Mortgaged Property to the extent not applied to
restoration, will be applied first to the payment of the
outstanding principal balance of the Purchased Loan,
together with any accrued interest; and

(l)
Provided that the Mortgagee cures any defaults which are
susceptible to being cured, the ground lessor has agreed to
enter into a new lease with Mortgagee upon termination of
the Ground Lease for any reason, including rejection of the
Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan program.

(36)	Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, legal and as of the date of its origination, such Purchased Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit VI(A).

(37)	No Material Default; Payment Record. No Purchased Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no Purchased Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit VI(A) (including, but not limited to, the prior sentence). No person other than the holder of such Purchased Loan may declare any event of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Purchased Loan and to the Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Purchased Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan (or related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Purchased Loan that is cross-collateralized and cross defaulted with another Purchased Loan, no Purchased Loan has a Mortgagor that is an affiliate of another Mortgagor.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer meeting the Insurance Rating Requirements or rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Purchased Loan origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of FIRREA, as in effect on the date such Purchased Loan was originated.

(42)	Due Diligence Package. The information pertaining to each Purchased Loan which is set forth in the Due Diligence Package is true and correct in all material respects as of the Purchase Date.

(43)	Cross-Collateralization. No Purchased Loan is cross-collateralized or cross-defaulted with any other Purchased Loan.

(44)	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Loan.

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Purchased Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Purchased Loans regarding the matters expressly set forth herein.

EXHIBIT VI (B)

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL FLOATING RATE PURCHASED LOAN

1.	Whole Loan; Ownership of Purchased Loans. Each Purchased Loan is a whole loan and not a participation interest in a Purchased Loan. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation (other than with respect to a performing senior or pari passu senior or junior participation interest (a “Participation Interest”) in a performing Purchased Loan evidenced by a original participation certificate, if any, that was executed and delivered in connection with the Participation Interest) or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Purchased Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan.

2.	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other Mortgagor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other Mortgagor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Loan Documents.

3.	Mortgage Provisions. The Purchased Loan Documents for each Purchased Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Loan File or as otherwise provided in the related Purchased Loan documents (a) the material terms of such Mortgage, Mortgage Note, Purchased Loan guaranty, participation agreement, if applicable, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Purchased Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Purchased Loan or participation agreement, if applicable. With respect to each Purchased Loan, except as contained in a written document included in the Purchased Loan File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Loan consented to by Seller on or after the Purchase Date.

5.	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Buyer constitutes a legal, valid and binding assignment to the Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Purchased Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Purchase Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

6.	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Loan is covered by a Title Policy in the original principal amount of such Purchased Loan (or with respect to a Purchased Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Purchased Loan is cross-collateralized and cross-defaulted with another Purchased Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Purchased Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Purchased Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.	Junior Liens. It being understood that B-notes secured by the same Mortgage as a Purchased Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Seller’s knowledge, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as disclosed in the related Purchased Loan File.

8.	Assignment of Leases. There exists as part of the related Purchased Loan File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

9.	[Intentionally Omitted].

10.	Condition of Property. Seller or the originator of the Purchased Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Loan and within twelve months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Loan no more than twelve months prior to the Purchase Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Loan.

11.	Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.	Condemnation. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13.	Actions Concerning Purchased Loan. To the Seller’s knowledge, based on evaluation of the Title Policy, an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Mortgagors and guarantors, and the ESA, on and as of the date of origination and as of the Purchase Date, there was no pending or filed action, suit or proceeding, involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan Documents or (f) the current principal use of the Mortgaged Property.

14.	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Purchased Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Purchased Loan Documents are being conveyed by the Seller to Buyer or its servicer.

15.	No Holdbacks. The principal balance of the Purchased Loan stated in the Due Diligence Package has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

16.	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and the Insurance Rating Requirements, in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Purchased Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the SEL or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of fifty (50) years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the Mortgagee under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Each related Purchased Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

17.	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Loan has indemnified the mortgagee for any loss suffered in connection therewith.

18.	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

19.	No Contingent Interest or Equity Participation. No Purchased Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller (except that a loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related anticipated repayment date).

20.	[Intentionally Omitted].

21.	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that Seller held the Mortgage Note, Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan by the Buyer.

23.	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

24.	Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Loan as of the date of origination of such Purchased Loan and as of the Purchase Date, there are no material violations of applicable Zoning Regulations other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Loan. The terms of the Purchased Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.	Licenses and Permits. Each Mortgagor covenants in the Purchased Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.	Recourse Obligations. The Purchased Loan Documents for each Purchased Loan provide that such Purchased Loan is non-recourse to the related parties thereto except that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents after the occurrence of an event of default under the Purchased Loan, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Purchased Loan Documents, and (b) the Purchased Loan shall become full recourse to the related Mortgagor and at least one individual or entity, upon the occurrence of certain events or acts specified in the related Purchased Loan Documents, including the filing by the related Mortgagor of a voluntary petition under federal or state bankruptcy or insolvency law.

27.	Mortgage Releases. The terms of the related Mortgage or related Purchased Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Loan, (b) upon payment in full of such Purchased Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

28.	Financial Reporting and Rent Rolls. The Purchased Loan Documents for each Purchased Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29.	Acts of Terrorism Exclusion. With respect to each Purchased Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30.	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (27) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Purchased Loan, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Purchased Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

31.	Single-Purpose Entity. Each Purchased Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Loan is outstanding. Both the Purchased Loan Documents and the organizational documents of the Mortgagor with respect to each Purchased Loan with an outstanding principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Loan with an outstanding principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Loan has an outstanding principal balance equal to $5 million or less, its organizational documents or the related Purchased Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than an Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.	[Intentionally Omitted].

33.	Floating Interest Rates. The interest rate of each Purchased Loan that bears interest at a floating rate of interest is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate). For this purpose, “LIBOR” shall mean (a) the offered rate for deposits in U.S. dollars for a period equal to thirty (30) days, which appears on the display designated as “BBAM” on Bloomberg (or such other display as may replace “BBAM” on Bloomberg), or any successor thereto, as the London Interbank Offering Rate as of 8:00 a.m., New York City time, on the applicable determination date or (b) if such rate does not appear on said “BBAM” display, then the arithmetic mean (rounded as aforesaid) of certain offered quotations of rates to prime banks in the London interbank market as of approximately 11:00 a.m., London time, in an amount that is representative for a single transaction in the relevant market at the relevant time.

34.	Ground Leases. With respect to any Purchased Loan where the Purchased Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Purchased Loan File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to Mortgagee and (ii) such default is curable by Mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by the Seller since the origination of the Purchased Loan except as reflected in any written instruments which are included in the related Purchased Loan File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Purchased Loan, or ten (10) years past the stated maturity if such Purchased Loan fully amortizes by the stated maturity (or with respect to a Purchased Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Purchased Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Loan and its successors and assigns without the consent of the lessor;

(f)	The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.	Servicing. The servicing and collection practices used by the Seller with respect to the Purchased Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

36.	Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, legal and as of the date of its origination, such Purchased Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan.

37.	No Material Default; Payment Record. No Purchased Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Purchased Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property. No person other than the holder of such Purchased Loan may declare any event of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

38.	Bankruptcy. As of the date of origination of the related Purchased Loan and to the Seller’s knowledge as of the Purchase Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.	Organization of Mortgagor. With respect to each Purchased Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Purchased Loan has an Mortgagor that is an Affiliate of another Mortgagor. (An “Affiliate” for purposes of this paragraph (39) means an Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

40.	Environmental Conditions. An ESA meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Purchased Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of Environmental Conditions at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer meeting the Insurance Rating Requirements; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

41.	Appraisal. The Purchased Loan File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Purchased Loan origination date, and within twelve (12) months of the Purchase Date. The appraisal is signed by an appraiser who is either a MAI and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Loan. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of FIRREA, as in effect on the date such Purchased Loan was originated.

42.	Due Diligence Package. The information pertaining to each Purchased Loan which is set forth in the Due Diligence Package is true and correct in all material respects as of the Purchase Date.

43.	Cross-Collateralization. Each Purchased Loan that is cross-collateralized or cross-defaulted is cross-collateralized or cross-defaulted only with other Purchased Loans that are subject to Transactions under this Agreement.

44.	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Loan, other than contributions made on or prior to the date hereof.

45.	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Loan, the failure to comply with which would have a material adverse effect on the Purchased Loan.

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Purchased Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the
Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the
Purchased Loans regarding the matters expressly set forth herein.EXHIBIT VII

COLLATERAL TAPE

Control Number

Loan Number

Loan / Property Flag

Number of Properties

Seller

Property Name

Street Address

City

State

County

Zip Code

Property Type

Property Type Detail

Year Built

Year Renovated

Number of Units

Unit Description

Loan per Unit

Original Balance

Cut-off Date Balance as of [7/6/2011]

Allocated Cut-off Date Balance (multi-property)

% of Initial Pool Balance

Pari Passu Split (Y/N)

Interest Rate

Administrative Fee

Monthly Payment

Annual Debt Service

Interest Accrual Method

Origination Date

First Payment Date

Last IO Payment Date

First P&I Payment Date

Payment Date

Grace Days — Late Fee

Grace Days — Default

Amort Type

Original Interest Only Term

Remaining Interest Only Term

Original Loan Term

Remaining Loan Term

Original Amortization Term

Remaining Amortization Term

Seasoning

Maturity Date

Hyper Amortizing Loan

Hyper Am Loan Maturity Date

Balloon Balance

Lockbox

Cash Management

Cross Collateralized (Y/N)

Cross Collateralized Group

Lockout Period

Lockout Expiration Date

Prepayment / Defeasance Begin Date

Prepayment / Defeasance End Date

Open Period Begin Date

Open Period

Prepayment Type

Prepay Description

YM Index

YM Discount

YM Margin

YM Calculation Method

Day Prepayment Permitted

Due On Sale

Due on Encumbrance

B Note Original Amount

B Note Cut-Off Date Balance

B Note Interest Rate

B Note Annual Payment

B Note Maturity Date

Whole Loan Original Balance

Whole Loan Cut-Off Date Balance

Whole Loan Interest Rate

Whole Loan Annual Payment

Whole Loan LTV

Whole Loan DSCR

Name of Mezzanine Lender

Mezzanine Debt Original Amount

Mezzanine Debt Cut-Off Date Balance

Mezzanine Debt Interest Rate

Mezzanine Debt Annual Payment

Mezzanine Debt Maturity Date

Total Loan Original Balance

Total Loan Cut-Off Date Balance

Total Loan Interest Rate

Total Loan Annual Payment

Total Loan LTV

Total Loan DSCR

Other Subordinate Debt Balance

Other Subordinate Debt Type

Future Debt Allowed?

Assumable?

Assumption Fee

Appraiser Designation

Appraisal FIRREA (Y/N)

Appraisal Date

Appraisal Value

Stabilized Appraisal Date

Stabilized Appraised Value

Cut-off Date LTV

Scheduled Maturity Date LTV

Occupancy %

Occupancy As of Date

Largest Tenant (Based on Square Footage)

Largest Tenant Sq. Ft.

Largest Tenant Lease Expiration

Second Largest Tenant

Second Largest Tenant Sq. Ft.

Second Largest Tenant Lease Expiration

Third Largest Tenant

Third Largest Tenant Sq. Ft.

Third Largest Tenant Lease Expiration

Fourth Largest Tenant

Fourth Largest Tenant Sq. Ft.

Fourth Largest Tenant Lease Expiration

Fifth Largest Tenant

Fifth Largest Tenant Sq. Ft.

Fifth Largest Tenant Lease Expiration

Single Tenant (Y/N)

Engineering Report Date

Phase I Date

Phase II Performed (Y/N)

Phase II Date

SEL %

Seismic Report Date

Earthquake Insurance Required (Y/N)

Terrorism Insurance Required (Y/N)

Lien Position

Ownership Interest

Ground Lease (Y/N)

Ground Lease Payment (Annual)

Ground Lease Expiration Date

Ground Lease Extension (Y/N)

# of Ground Lease Extension Options

Ground Lease Expiration Date with Extension

2008 NOI Date

2008 NOI

2008 NCF

2008 NCF DSCR

2009 NOI Date

2009 NOI

2009 NCF

2009 NCF DSCR

2010 NOI Date

2010 NOI

2010 NCF

2010 NCF DSCR

Partial Year Date (if past 2010)

Partial Year # of months

Partial Year Description

Partial Year NOI

Partial Year NCF

Partial Year NCF DSCR

Underwritten Revenue

Underwritten Expenses

Underwritten NOI

Underwritten NOI DSCR

Debt Yield on Underwritten NOI

Underwritten Replacement Reserve

Underwritten TI/LC Reserve

Underwritten Other Reserve

Underwritten NCF

Underwritten NCF DSCR

Debt Yield on Underwritten NCF

Upfront RE Tax Reserve

Ongoing RE Tax Reserve

Upfront Insurance Reserve

Ongoing Insurance Reserve

Upfront Replacement Reserve

Ongoing Replacement Reserve

Replacement Reserve Caps

Upfront TI/LC Reserve

Ongoing TI/LC Reserve

TI/LC Caps

Upfront Debt Service Reserve

Ongoing Debt Service Reserve

Upfront Deferred Maintenance Reserve

Ongoing Deferred Maintenance Reserve

Upfront Environmental Reserve

Ongoing Environmental Reserve

Upfront Other Reserve

Ongoing Other Reserve

Other Reserve Detail / Description

Letter of Credit?

LOC Balance

Letter of Credit Description

Release Provisions (Y/N)

Loan Purpose

If Acquisition, Purchase Price

Borrower Name

Principal / Sponsor

Recourse

Related Sponsor

Borrower SPE (Y/N)

Property Manager

Franchise Flag (Hotel Only)

Utilities Paid by Tenant

# of Studios

Studio Avg. Rents

# of One Bedroom Units

One Bedroom Avg. Rents

# of Two Bedroom Units

Two Bedroom Avg. Rents

# of Three Bedroom Units

Three Bedroom Avg. Rents

# of Four Bedroom Units

Four Bedroom Avg. Rents

# of Five Bedroom Units

Five Bedroom Avg. Rents

Elevators (Y/N)

Section 42 Units? (Y/N)

Section 8 Units? (Y/N)

Student / Military / Other Concentration? (Y/N)

# of Sponsor Owned Units that are Rented or Available for Rent

Sponsor Owned Units Avg. Rent

# of Owner Occupied or Vacant Units Not Available For Rent

# of Manufactured Housing Pads

Average Rent Per Pad

Total Gross Income of Park

Total Gross Income of MH Pads Only

Total Gross Income From All Sources

Total Gross Income Retail and Commercial Only

Loan Group

ADR

RevPar

EXHIBIT VIII

FORM OF TRANSACTION REQUEST

Ladies and Gentlemen:

Pursuant to Section 3(a) of that certain Amended and Restated Master Repurchase Agreement, dated as of July 28, 2014 (the “Agreement”), between Citibank, N.A. (“Buyer”) RAIT CMBS Conduit I, LLC (“Conduit I Seller”) and RAIT CRE Conduit III, LLC (“Conduit III Seller”, and together with Conduit I Seller, collectively, “Seller”), [Seller] hereby requests that Buyer enter into a Transaction with respect to the Eligible Loans set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Proposed Eligible Loan:	[ ]
Aggregate Principal Amount of Proposed Eligible Loan:	[ ]

Name and address for	Buyer:
communications:	— Citibank, N.A. 388 Greenwich Street New York, New York 10013 Attention: Richard Schlenger Telephone: (212) 816-7806 Telecopy: (212) 816-8307 with a copy to:
Sidley Austin llp 787 Seventh Avenue New York, New York 10019 Attention: Brian Krisberg, Esq. Telephone: (212) 839-8735 Telecopy: (212) 839-5599 Seller:

[RAIT CMBS Conduit I, LLC, c/o RAIT Financial Trust 450 Park Avenue New York, NY 10022 Attention: Scott Davidson Telephone: (212) 735-1490 Telecopy: (212) 735-1499] [RAIT CRE Conduit III, LLC, c/o RAIT Financial Trust 450 Park Avenue New York, NY 10022 Attention: Scott Davidson Telephone: (212) 735-1490 Telecopy: (212) 735-1499]

with a copy to:

RAIT Financial Trust 2929 Arch Street, 17th Floor Philadelphia, PA 19104 Attention: Jamie Reyle, Esq., Corporate Counsel Telephone: (215) 243-9019 Telecopy: (215) 405-2945 And, if the notice is being sent under Section 4(a), with a copy to:

RAIT Financial Trust 2929 Arch Street, 17th Floor Philadelphia, PA 19104 Attention: James Sebra, Chief Accounting Officer Telephone: (215) 243-9000 Telecopy: (215) 243-9097

SELLER:
[RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company
By: RAIT Funding, LLC, a Delaware limited liability company, its sole Member
By: Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member
By:
Name:

Title: ]
[RAIT CRE CONDUIT III, LLC,
a Delaware limited liability company
By: RAIT Partnership, L.P., a Delaware limited partnership, its sole Member
By: RAIT General, Inc., a Maryland corporation, its general partner
By:
Name:

Title: ]

Schedule 1 to Transaction Request
(Attachments: Collateral Tape and Eligible Loan Due Diligence Checklist)

Eligible Loans:
Aggregate Principal Amount of Eligible Loans: $[ ]

EXHIBIT IX

FORM OF IRREVOCABLE DIRECTION LETTER

[SELLER]

[LETTERHEAD]

IRREVOCABLE DIRECTION LETTER

AS OF [ ], 20[__]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [ ], 20[      ], by and among [ ] (the “Borrower”), as borrower, and [RAIT CMBS Conduit I, LLC] [RAIT CRE Conduit III, LLC] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[ ] loan made by the Lender to the Borrower on [ ], 20[      ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Amended and Restated Master Repurchase Agreement, dated as July 28, 2014 (as the same may be amended and/or restated from time to time, the “Repo Agreement”), with Citibank, N.A. (“Citi”), 388 Greenwich Street, New York, New York 10013, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Citi. This assignment shall remain in effect unless and until Citi has notified Borrower otherwise in writing.

Direction of Funds. In connection with Lender’s obligations under the Repo Agreement, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account at [      ] for the benefit of Citi:

Account:
Attn:

This direction shall remain in effect unless and until Citi has notified Borrower otherwise in writing.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[Signature Page Follows]

Very truly yours,

[RAIT CMBS CONDUIT I, LLC,
a Delaware limited liability company
By: RAIT Funding, LLC, a Delaware limited liability company, its sole Member
By: Taberna Realty Finance Trust, a Maryland real estate investment trust, its sole Member
By:
Name:

Title: ]
[RAIT CRE CONDUIT III, LLC,
a Delaware limited liability company
By: RAIT Partnership, L.P., a Delaware limited partnership, its sole Member
By: RAIT General, Inc., a Maryland corporation, its general partner
By:
Name:

Title: ]

		Date: [	], 20[ ]
Agreed and accepted this [ ]
day of [ [	], 20[ ] ]

By:
Name:
Title: